Exhibit 3.15

FILED

Aug 10 2000

State Treasurer Roland Machold

New Jersey Department of the Treasury

Division of Revenue

Certificate of Formation, Limited Liability Company

This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law. Applicants must insure strict compliance with NJSA 42, the New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. Applicants are advised to seek out private legal assistance before submitting filings to the Secretary’s office.

1. Name of Limited Liability Company	ADESA Atlanta, LLC

2. The purpose for which this Limited Liability Company is organized is:	Operating auto auction

3. Date of formation	Upon filing

4. Registered Agent Name & Address (must be in NJ):	Corporation Service Company 830 Bear Tavern Road, Suite 305 West Trenton, NJ 08268

5. Dissolution date:	Perpetual

6. Other provisions (list below or attach to certificate):	None

The undersigned represent (s) that this filing complies with requirements detailed in NJSA 42.

The undersigned hereby request (s) that they are authorized to sign this certificate on behalf of the Limited Liability Company.

Signature:	/s/ Erin N. O’Daniel	Date: August 9, 2000
Erin N. O’Daniel

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